Exhibit 10.4

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made as of [___], 2013, by and among Paulson Capital Corp., an Oregon corporation (“Paulson”) and Sichenzia Ross Friedman Ference LLP, with an address at 61 Broadway, New York, New York 10006 (the “Escrow Agent”). Capitalized terms used but not defined herein shall have the meanings set forth in that certain form of Subscription Agreement, annexed hereto as Schedule I, as amended or supplemented from time-to-time, including all attachments, schedules and exhibits thereto (the “Subscription Agreement”).

W I T N E S S E T H:

WHEREAS, Paulson desires to sell (the “Offering”) up to $5,250,000 of units (the “Units”). It is contemplated that each Unit shall be sold for $5,250,000 (the “Funds”) and shall consist of those securities as described in the Subscription Agreement;

WHEREAS, as a condition to the delivery of the Securities to Subscriber(s) and of the Funds to Paulson, on and following Closing, the securities underlying the Units and the proceeds from the sale of Units shall be delivered to the Escrow Agent to be held until such time as Paulson Shareholder Approval is obtained and if not obtained on or prior to 90 days from the date hereof, unless extended (the “Termination Date”), the Funds and the Securities shall be returned to the Subscriber(s), and Paulson, respectively; and

WHEREAS, Paulson desires to establish an escrow account with the Escrow Agent into which it shall instruct the Subscriber(s) to deposit and wire funds for the payment of money made payable to the order of “Sichenzia Ross Friedman Ference LLP, as Escrow Agent for Paulson Capital Corp.”, and Escrow Agent is willing to accept checks, other instruments and wires for the payment of money in accordance with the terms hereinafter set forth and Paulson shall instruct the Transfer Agent to so deliver the Securities to the Escrow Agent, subject to the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

TERMS OF THE ESCROW

1.1           The parties hereby agree to establish an escrow account (the “Escrow Account”) with the Escrow Agent whereby the Escrow Agent shall hold the collected funds deposited into the Escrow Account and the Securities (collectively, the “Escrow Funds”).

1.2           Upon the Escrow Agent’s receipt of the Funds from the Subscriber(s) for the Closing, the Escrow Agent shall telephonically advise Paulson, or its designated attorney or agent, of the amount of funds it has received into the Escrow Account and Paulson shall issue the Securities in the name of the Subscriber(s) and deposit the Securities with the Escrow Agent to be held in accordance with the terms of this Agreement.

1.3           Wire transfers to the Escrow Agent shall be made as follows:

Citibank

153 East 53rd Street

23rd Floor

New York, NY 10022

A/C of Sichenzia Ross Friedman Ference LLP

A/C#:       4974921703

ABA#:      021000089

SWIFT Code: CITIUS33

Reference: PAULSON CAPITAL CORP.

1.4          The Escrow Agent shall, upon receipt of (1) written instructions in a form and substance satisfactory to the Escrow Agent from Paulson and Subscriber(s) prior to the Termination Date certifying as follows: “Shareholder approval has been received by Paulson for delivery of the Securities and the Funds in accordance with the Escrow Agreement dated as of ____, 2013, Paulson has not received any notice of delisting of its securities by the NASDAQ Stock Market (“NASDAQ”) or any other notification by the NASDAQ that it is otherwise not in compliance with its rules and regulations, the application for the Listing of Additional Securities covering the securities underlying the Units has been approved by NASDAQ and all other conditions to delivery have been satisfied”, (2) a certificate of existence of Paulson in the state of Oregon certified by the Secretary of State of the State of Oregon dated within two (2) business days of the date the Escrow Funds are released from the Escrow Account and (3) a certificate from Paulson signed by an officer of the Company certifying that, as of the date the Escrow Funds are released from the Escrow Account, the representations and warranties contained in Section 4 of the Subscription Agreement and on Schedule II attached hereto are true and accurate in all respects, which such certificate shall be signed and acknowledged by each of the Subscribers, pay the Escrow Funds in accordance with such written instructions, such payment or payments to be made by wire transfer within one (1) business day of receipt of such written instructions.

1.5           Paulson may reject or cancel any subscription in the Offering in whole or in part but only if Shareholder Approval has not been received by the Termination Date, as may be extended. If payment for any such rejected or canceled subscription has been delivered to the Escrow Agent, Paulson will inform the Escrow Agent of the rejection or cancellation, and the Escrow Agent upon receiving such notice shall promptly return such funds to said Subscriber(s), but in no event prior to those funds becoming collected and available for withdrawal, and return the Securities to Paulson. If Paulson fails to provide the certification required by Paragraph 1.4 hereof by the Termination Date, the Escrow Agent shall promptly return the Funds to the Subscriber(s) and the Securities to Paulson, provided, however, the returned Funds shall be net of the Escrow Agent fees in the amount of $10,000.

ARTICLE II

MISCELLANEOUS

2.1           The Escrow Agent shall be entitled to compensation for its services as Escrow Agent hereunder in the amount of $10,000, which compensation shall be paid from the Escrowed Funds at the first closing of the Offering or, if the Offering is not consummated or Paulson fails to provide the certification required by Paragraph 1.4 hereof by the Termination Date, the Escrow Agent shall deduct $10,000 from the Funds and return the remaining Funds to the Subscriber(s) pursuant to the terms herein. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event by Paulson and Subscriber(s), who shall be jointly and severally obligated therefore. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law.

2.2           No waiver or any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

2.3           Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile prior to 5:30 p.m. (Eastern Time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile on a day that is not a Business Day or later than 5:30 p.m. (Eastern Time) on any Business Day, (c) the 2nd Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. As used herein, “Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

2.4           This Escrow Agreement shall be binding upon and shall inure to the benefit of the permitted successors and permitted assigns of the parties hereto.

2.5           This Escrow Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Escrow Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the parties to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

2.6           Whenever required by the context of this Escrow Agreement, the singular shall include the plural and masculine shall include the feminine. This Escrow Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if all parties had prepared the same.

2.7           The parties hereto expressly agree that this Escrow Agreement shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of New York. Any action to enforce, arising out of, or relating in any way to, any provisions of this Escrow Agreement shall only be brought in a state or Federal court sitting in New York City.

2.8           The Escrow Agent’s duties hereunder may be altered, amended, modified or revoked only by a writing signed by the parties hereto.

2.9           The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be personally liable for any act the Escrow Agent may do or omit to do hereunder as the Escrow Agent while acting in good faith and in the absence of gross negligence, fraud and willful misconduct.

2.10         The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

2.11         The Escrow Agent shall not be liable in any respect on account of the identity, authorization or rights of the parties executing or delivering or purporting to execute or deliver the Subscription Agreement or any documents or papers deposited or called for thereunder in the absence of gross negligence, fraud and willful misconduct.

2.12         The Escrow Agent shall be entitled to employ such legal counsel and other experts as the Escrow Agent may deem necessary properly to advise the Escrow Agent in connection with the Escrow Agent’s duties hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation. Escrow Agent may employ attorneys of Sichenzia Ross Friedman Ference, LLP, for such purpose..

2.13         The Escrow Agent’s responsibilities as escrow agent hereunder shall terminate if the Escrow Agent shall resign by giving written notice to Paulson and the Subscriber(s). In the event of any such resignation, Paulson and the Subscriber(s) shall appoint a successor escrow agent and the Escrow Agent shall deliver to such successor escrow agent any Escrow Funds held by the Escrow Agent.

2.14         If the Escrow Agent reasonably requires other or further instruments in connection with this Escrow Agreement or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

2.15         It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the documents (if any) or the Escrow Funds held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed in the Escrow Agent’s sole discretion (i) to retain in the Escrow Agent’s possession without liability to anyone all or any part of said documents or the Escrow Funds until such disputes shall have been settled either by mutual written agreement of the parties concerned by a final order, decree or judgment or a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings or (ii) to deliver the Escrow Funds and any other property and documents held by the Escrow Agent hereunder to a state or Federal court having competent subject matter jurisdiction and located in the City of New York in accordance with the applicable procedure therefore.

2.16        Paulson and the Subscriber(s) (together with and on behalf of their respective affiliates) agree jointly and severally to indemnify and hold harmless the Escrow Agent and its partners, employees, agents and representatives from any and all claims, liabilities, costs or expenses in any way arising from or relating to the duties or performance of the Escrow Agent hereunder or the transactions contemplated hereby or by the Subscription Agreement, the related transaction documents, and any and all matters concerning Paulson relating to such Subscriber(s) or affiliates, other than any such claim, liability, cost or expense to the extent the same shall have been determined by final, unappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, fraud or willful misconduct of the Escrow Agent.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of date first written above.

PAULSON CAPITAL CORP.

By:	/s/ Chester L.F. Paulson
Name: Chester L.F. Paulson
Title: President & CEO

ESCROW AGENT:

SICHENZIA ROSS FRIEDMAN FERENCE LLP

By:	/s/ Harvey Kesner
Name: Harvey Kesner
Title:

AGREED AND ACCEPTED:

SUBSCRIBER

DKR Ventures, LLC

By:	/s/ Barry Honig
Name: BRH, Inc. (Barry Honig)
Title: Managing Member

SUBSCRIBER:

Hudson Bay Master Fund Ltd.

By:	/s/ Yoav Roth
Name: Yoav Roth
Title: Authorized Signatory

 SCHEDULE I

SUBSCRIPTION AGREEMENT

SCHEDULE II

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF PAULSON CAPITAL CORP.

(Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Subscription Agreement)

Litigation

There is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, other Governmental Entity, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, the Common Stock or any of the Company’s or its Subsidiaries’ officers or directors which is outside of the ordinary course of business or individually or in the aggregate material to the Company or any of its Subsidiaries.  No director, officer or employee of the Company or any of its subsidiaries has willfully violated 18 U.S.C. §1519 or engaged in spoliation in reasonable anticipation of litigation.  Without limitation of the foregoing, there has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company, any of its Subsidiaries or any current or former director or officer of the Company or any of its Subsidiaries.  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the 1933 Act or the 1934 Act.

Employee Relations

Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union.  The Company believes that its and its Subsidiaries’ relations with their respective employees are good.  The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Environmental Laws

The Company and its Subsidiaries (i) are in compliance with all Environmental Laws (as defined below), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

Tax Status

The Company and each of its Subsidiaries (i) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company and its Subsidiaries know of no basis for any such claim.  The Company is not operated in such a manner as to qualify as a passive foreign investment company, as defined in Section 1297 of the U.S. Internal Revenue Code of 1986, as amended.

Foreign Corrupt Practices

Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Illegal or Unauthorized Payments; Political Contributions

Neither the Company nor any of its Subsidiaries nor, to the best of the Company’s knowledge (after reasonable inquiry of its officers and directors), any of the officers, directors, employees, agents or other representatives of the Company or any of its Subsidiaries or any other business entity or enterprise with which the Company or any Subsidiary is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company or any of its Subsidiaries.

Money Laundering

The Company and its Subsidiaries are in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

Management

During the past five year period, no current officer or director or, to the knowledge of the Company, no former officer or director or current ten percent (10%) or greater stockholder of the Company or any of its Subsidiaries has been the subject of:

(i)             a petition under bankruptcy laws or any other insolvency or moratorium law or the appointment by a court of a receiver, fiscal agent or similar officer for such Person, or any partnership in which such person was a general partner at or within two years before the filing of such petition or such appointment, or any corporation or business association of which such person was an executive officer at or within two years before the time of the filing of such petition or such appointment;

(ii)            a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations that do not relate to driving while intoxicated or driving under the influence);

(iii)          any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining any such person from, or otherwise limiting, the following activities:

(1)            Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(2)            Engaging in any type of business practice; or

(3)            Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of securities laws or commodities laws;

(iv)          any order, judgment or decree, not subsequently reversed, suspended or vacated, of any authority barring, suspending or otherwise limiting for more than 60 days the right of any such person to engage in any activity described in the preceding sub paragraph, or to be associated with persons engaged in any such activity;

(v)           a finding by a court of competent jurisdiction in a civil action or by the SEC or other authority to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the SEC or any other authority has not been subsequently reversed, suspended or vacated; or

(vi)          a finding by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding has not been subsequently reversed, suspended or vacated.

Public Utility Holding Act

None of the Company nor any of its Subsidiaries is a “holding company,” or an “affiliate” of a “holding company,” as such terms are defined in the Public Utility Holding Act of 2005.

Federal Power Act

None of the Company nor any of its Subsidiaries is subject to regulation as a “public utility” under the Federal Power Act, as amended.

Indebtedness and Other Contracts

Neither the Company nor any of its Subsidiaries, (i) has any outstanding Indebtedness (as defined below), (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, (iii) is in violation of any term of, or in default under, any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect.  For purposes of this Agreement:  (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, claim, lien, tax, right of first refusal, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any Governmental Entity or any department or agency thereof.

No Undisclosed Events, Liabilities, Developments or Circumstances

No event, liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur with respect to the Company, any of its Subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that (i) would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced, (ii) could have a material adverse effect on any Buyer’s investment hereunder or (iii) could have a Material Adverse Effect.

For purposes of this Schedule II, the following capitalized terms shall have the following meanings:

“Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature or instrumentality of any of the foregoing, including any entity or enterprise owned or controlled by a government or a public international organization or any of the foregoing.

“Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company or any Subsidiary, individually or taken as a whole, (ii) the transactions contemplated hereby or in any of the other Transaction Documents or (iii) the authority or ability of the Company or any of its Subsidiaries to perform any of their respective obligations under any of the Transaction Documents.

“Principal Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or the OTC Bulletin Board (or any successors to any of the foregoing).